Exhibit 99.5

Equity Commitment Letter

December 1, 2020

Champion Distance Education Investments Limited
18th Floor, Xueyuan International Tower,

1 Zhichun Road, Haidian District

Beijing, China

Ladies and Gentlemen:

Each of Yue Zhao, Jingdong Liu and Sinvo Limited (each, a “Sponsor”, collectively, the “Sponsors”) is pleased to offer this commitment with respect to the purchase of certain equity interests of Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”). Parent has been formed for purposes of acquiring China Distance Education Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Parent and China Distance Learning Investments Limited (“Merger Sub”) on the terms and subject to the conditions set forth in the Merger Agreement (the “Transaction”). Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement. This letter agreement (this “Agreement”) is being delivered together with substantially identical equity commitment letters, dated as of the date hereof, from Tao Long, Double Prestige Limited and Plenty Source Limited (the “Other Sponsors”) to Parent setting forth their respective commitments to purchase, on the terms and subject to the conditions set forth therein, certain equity interests of Parent (the “Other Commitment Letters”).

1.             Commitment. The Sponsors hereby commit to purchase equity securities of Parent at or prior to the Effective Time for an aggregate amount of US$5,000,000 (such commitment, the “Commitment”) in immediately available funds, on the terms and subject to the conditions specified herein, which commitment, together with the commitments by the Other Sponsors under the Other Commitment Letters, is to be used by Parent solely for the purpose of (i) funding a portion of the Merger Consideration required to be paid by Parent to consummate the Transactions pursuant to and in accordance with the Merger Agreement and (ii) payment of a portion of the fees and expenses in connection with the Transaction; provided, however that in no event shall the aggregate Commitment of Yue Zhao exceed US$3,700,000 and in no event shall the aggregate Commitment of Jingdong Liu exceed US$1,300,000. The Sponsors will not have any obligation under any circumstances to contribute, directly or indirectly, any capital or money that would be more than the amount of the Commitment to Parent, Merger Sub or any other person pursuant to the terms of this Agreement, including the proviso in the immediately preceding sentence. In the event that Parent does not require an amount equal to the sum of the Commitment plus the amount of the equity commitments of the Other Sponsors under the Other Commitment Letters in order to consummate the Merger, the amount of the Commitment to be funded under this Agreement and the amount of the equity commitment of each Other Sponsor to be funded under its respective Other Commitment Letter shall be reduced by Parent on a pro rata basis, to the amount that would be sufficient, in combination with the other financing arrangements contemplated by the Merger Agreement, for Parent and Merger Sub to consummate the Transaction.

2.             Conditions. The Sponsors’ Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, Parent and Merger Sub, (ii) the satisfaction or waiver (to the extent permitted) at the Closing of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Effective Time but subject to the prior or substantially concurrent satisfaction of such conditions), (iii) the Debt Financing (if a Replacement Debt Financing or Alternative Financing is being used in accordance with Section 6.10 of the Merger Agreement, such Replacement Debt Financing or Alternative Financing) having been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (iv) the substantially contemporaneous closing of the capital contributions contemplated by the Other Commitment Letters which shall not be modified, amended or altered in any manner adverse to the Sponsors without the Sponsors’ prior written consent and (v) the Closing occurring substantially simultaneously in accordance with the terms of the Merger Agreement. The Sponsors may allocate all or a portion of the Commitment to (i) one or more Affiliates of the Sponsors or any affiliated investment fund or investment vehicle managed by the Sponsors or their Affiliates, or (ii) subject to the prior written consent of Parent, other persons, provided that in each case, (a) such allocation shall not relieve the Sponsors of their obligations hereunder if such person to which the Commitment is allocated does not perform, and (b) the Sponsors’ Commitment hereunder will only be reduced by any amounts of capital actually contributed to Parent (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the Merger Consideration, any other amounts required to be paid pursuant to the Merger Agreement and related fees and expenses pursuant to the Merger Agreement.

3.             Limited Guarantee. Concurrently with the execution and delivery of this Agreement, Mr. Zhengdong Zhu and Ms. Baohong Yin are executing and delivering to the Company a limited guarantee related to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guarantee”). The parties hereto hereby agree and acknowledge that the Company’s Specific Performance Rights (as defined below) pursuant to clause (ii) of the first sentence of Section 5 hereof, the Company’s rights against Parent and Merger Sub pursuant to the Merger Agreement and the Company’s right to assert any other Retained Claim (as defined in the Limited Guarantee) against the Non-Recourse Party(ies) (as defined in the Limited Guarantee) against which such Retained Claim may be asserted as set forth in Section 8 of the Limited Guarantee, shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Sponsors or any other Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby or the negotiation thereof, including in the event that Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Sponsors’ breach of their obligations under this Agreement.

4.             Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided that the Company is an express third party beneficiary hereof and shall have the Specific Performance Rights provided in Section 5 of this Agreement and no others.

5.             Enforceability. This Agreement may only be enforced by (i) Parent, or (ii) the Company against the Sponsors to enforce the Sponsors’ obligation to fund their Commitment in accordance with the terms hereof (the “Specific Performance Rights”), pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 9.12 of the Merger Agreement and those set forth herein. No creditor of Parent or Merger Sub (other than the Company to the extent provided in this Section 5) shall have any right to enforce this Agreement or to cause Parent or any other person to seek to enforce this Agreement against the Sponsors. In no event shall this Agreement or the Commitment to fund hereunder be enforced by any person unless such person is also seeking enforcement of the Other Commitment Letters, if any.

6.             No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Sponsors and the Company. Together with the Merger Agreement, the Other Commitment Letters, the Limited Guarantee, the Interim Investors Agreement, any other limited guaranties related to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement, the Support Agreement and the Confidentiality Agreement, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Sponsors or any of their Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties hereto acknowledges that each party and its respective counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

7.             Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.             Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.             Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

10.           Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of the Sponsors in each instance, provided that no such written consent is required for any disclosure of the existence or content of this Agreement to (i) the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger and (ii) Parent’s or the Company’s Affiliates and Representatives, or other Sponsors and their respective Representatives, who need to know of the existence of this Agreement.

11.           Termination. The obligation of the Sponsors under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time all such obligations shall be discharged, but subject to the performance of such obligations), (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously made a claim under its Specific Performance Rights, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Sponsors of any obligations finally determined or agreed to be owed by the Sponsors, consistent with the terms hereof); provided that if the Parent Termination Fee is payable such Parent Termination Fee must be received by the Company in full for this Agreement to terminate, and (c) the Company receiving the Parent Termination Fee pursuant to the Merger Agreement or receiving such payment from the Guarantor (as defined in the Limited Guarantee) under the Limited Guarantee in respect of such obligations.

12.           No Assignment. The Commitment evidenced by this Agreement shall not be assigned or delegated, in whole or in part, (i) by the Sponsors without Parent’s prior written consent, except that the Sponsors may assign or delegate all or a portion of their obligations to fund the Equity Commitment to any of the Sponsors’ Affiliates or any affiliated investment fund or investment vehicle managed by the Sponsors or their Affiliates thereof; provided, that such assignee or delegate has certified in writing to Parent prior to such assignment or delegation that it agrees to accept and undertake any and all assigned or delegated obligations hereunder and that it is capable of performing all of its obligations hereunder; provided further, that any such assignment or delegation shall not relieve the Sponsors of their obligations under this Agreement to the extent not performed by such Affiliate, investment fund or investment vehicle; and (ii) by Parent without the Sponsors’ prior written consent, provided that Parent may assign or delegate the Commitment under this Agreement to Merger Sub.

13.           Representations and Warranties. The Sponsors hereby represent and warrant with respect to themselves to Parent that (a) Sinvo Limited is duly organized, validity existing and in good standing under the laws of its jurisdiction of organization, (b) the Sponsors have all limited partnership, corporate or other organizational power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance of this Agreement by the Sponsors has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by the Sponsors, and (d) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of the Sponsors and (assuming due execution and delivery of this Agreement, the Merger Agreement, and the Limited Guarantee by all parties hereto and thereto), enforceable against the Sponsors in accordance with the terms of this Agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)).

Sincerely, Yue Zhao

/s/ Yue Zhao

Jingdong Liu

/s/ Jingdong Liu
Sinvo Limited
By:	/s/ Yue Zhao
Name: Yue Zhao
Title: Director

[Signature Page to Sinvo Equity Commitment Letter]

Agreed to and accepted: Champion Distance Education Investments Limited

By:	/s/ Zhengdong Zhu
Name: Zhengdong Zhu
Title: Director

[Signature Page to Sinvo Equity Commitment Letter]